SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 10, 2011

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-33748 (Commission File Number)	20 – 8718331 (I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Modification to 2010 Short-Term Incentive Compensation Plan

On January 10, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of DuPont Fabros Technology, Inc. (the “Company”) approved a modification to the Company’s 2010 Short-Term Incentive Plan (the “2010 STIC Plan”). The 2010 STIC Plan provides that a portion of each participant’s award under the plan is based on the Company’s actual per share funds from operations (“FFO”) compared to targeted per share FFO amounts for 2010 that were established on February 25, 2010 when the plan was adopted by the Committee (the “FFO Performance Objective”). Targeted FFO per share originally adopted by the Committee did not contemplate any of the following transactions by the Company that occurred after February 25, 2010: (1) the issuance of 13.8 million shares of common stock in May 2010; (2) the commencement of two new data center developments, which increased capitalized interest; (3) the issuance of 7.4 million shares of 7.875% series A cumulative redeemable perpetual preferred stock in October 2010; and (4) the retirement of a secured term loan, which resulted in a one-time write-off of unamortized loan costs. The modification to the 2010 STIC Plan provides that there will be an adjustment to the calculation of each participant’s award under the FFO Performance Objective portion of the 2010 STIC Plan to reduce targeted FFO per share based on the net impact of the above-referenced transactions.

All of the remaining terms and conditions of the 2010 STIC Plan, including the other applicable performance objectives and target opportunities for the plan’s participants, including the Company’s named executive officers, remain unchanged and are as described in the Company’s current report on Form 8-K filed on March 3, 2010. The amount payable to each of the Company’s named executive officers pursuant to the 2010 STIC Plan will not be determined until after the Company releases its 2010 operating results on February 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

January 15, 2011	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary